Exhibit 99.1
FOR RELEASE ON: October 12, 2016 at 7:30 a.m. ET

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Sydney Siegmeth

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Dr. Matthew R. McBrady Joins TASER Board of Directors

Former CIO for BlackRock's Multi-Strategy (MuSt) Hedge Fund Platform and Former Presidential Economic Advisor to Lend Financial Expertise to TASER
SCOTTSDALE, AZ, October 12, 2016TASER(NASDAQ: TASR) today announced the addition of Dr. Matthew R. McBrady to its Board of Directors. McBrady was previously a member of the TASER Board before temporarily stepping down in 2014 to serve as the Chief Investment Officer for BlackRock's flagship Multi-Strategy hedge fund (MuSt). In that capacity he was responsible for all investment and business-related decisions for the fund. Given this experience, as well as Dr. McBrady's prior work as an investor, academic, and economic policy advisor, he brings considerable expertise to his new post at TASER.
“I’m extremely happy to welcome Dr. McBrady back to TASER’s Board of Directors,” said TASER CEO and co-founder Rick Smith. “McBrady’s financial acumen is unparalleled, and at a time when our company continues to grow, expand and evolve, the value of such expertise can hardly be overstated. I can think of few people who boast such impressive qualifications in this realm. He was a great help to us in years past and I’m thrilled to be working alongside him again.”
“What an exciting time to rejoin TASER,” said Dr. Matthew McBrady. “While it’s only been two years since I left the Board, in some regards I seem to barely recognize the firm. TASER has always been an innovator, leveraging the power of technology to support the life saving efforts of police and other public safety officers. But, in the last two years the rate of innovation has truly exploded. When I stepped down from the Board I left behind a world-class manufacturing firm with a profound commitment to its life-saving mission. Now, I have the honor of rejoining a truly world-class technology company that is offering cutting edge software and services as well. I’m extremely proud to resume my work with TASER, and I can think of nothing more gratifying than to use my own unique insights and expertise to advance its mission.”
Dr. McBrady began his career in 1998 as an international economist with President Clinton’s Council of Economic Advisers and the U.S. Treasury Department. He subsequently served as an award-winning professor at the Wharton School of Business at the University of Pennsylvania and the Darden Graduate School of Business Administration at the University of Virginia. Dr. McBrady left academia in 2006 to become a private equity investor at Bain Capital where he remained until joining Silver Creek Capital Management as Managing Director and Head of Investment Strategy and Risk Management in 2009. In January 2014, Dr. McBrady left Silver Creek to build and run BlackRock's Multi-Strategy Hedge Fund Platform as Managing Director and Chief Investment Officer. In October of 2016 Dr. McBrady left BlackRock to rejoin the Board of TASER International and focus on investing in and advising rapidly growing companies. Dr. McBrady holds a A.B. degree in Economics from Harvard University, a M.Sc. degree in International Economics from Oxford University (U.K.) where he was a Marshall Scholar, and a Masters and Ph.D. degree in Business Economics from Harvard University. He has published a significant body of work in various academic finance journals and has co-authored case studies for the Harvard Business School.
About TASER International, Inc.
TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its Axon brand which includes a growing suite of connected products and services from body cameras and digital evidence management tools to mobile apps. More than172,000lives have been saved from death or serious injury with TASER's products and services. Learn more at www.TASER.com and www.axon.io or by calling (800) 978-2737.
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